UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 12, 2006
(Date of earliest event reported)

Access Integrated Technologies, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-51910	22-3720962
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

55 Madison Avenue, Suite 300, Morristown, New Jersey	07960
(Address of principal executive offices)	(Zip Code)

973-290-0080
(Registrant’s telephone number, including area code)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Signatures

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Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 12, 2006, Christie/AIX, Inc. (“C/AIX”), an indirectly wholly-owned subsidiary of Access Integrated Technologies, Inc. (the “Company”), undertook its second borrowing in the amount of $5.7 million (the “Borrowing”) under its $217 million credit agreement dated as of August 1, 2006, as amended on August 30, 2006 (the “Credit Agreement”) with General Electric Capital Corporation, as administrative agent and collateral agent for the lenders party thereto, and one or more lenders party thereto. The Borrowing will bear interest at the rate of 9.92% per annum, subject to adjustment, and brings the total amount borrowed under the Credit Agreement to $15.7 million.

The proceeds of the Borrowing will be used primarily to fund up to 70% of the aggregate purchase price, including, all costs, fees or other expenses associated with the purchase acquisition, receipt, delivery, construction and installation, of digital cinema systems in theater locations for which C/AIX and theater owners have executed master license agreements and for certain other corporate purposes including paying transaction fees and expenses related to the Credit Agreement. The material terms of the Credit Agreement are described in the Current Report on Form 8-K filed by the Company on August 4, 2006.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to such agreement, which will be filed in accordance with SEC rules and regulations.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of September 18, 2006

By: /s/ Gary S. Loffredo Name: Gary S. Loffredo Title: Senior Vice President — Business Affairs, General Counsel and Secretary

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